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EXHIBIT 11.1 - STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
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

                                       Three Months Ended   Nine Months Ended
                                         September 30,        September 30,
                                        1998        1997    1998       1997
                                      -------------------   -------------------
                                               (Dollars in Thousands)
       Basic:
Average shares outstanding             511,090   439,854   499,430   371,565

Net income                             158,893   101,626   451,500   239,268

Per share amount                          0.31      0.23      0.90      0.64


Diluted:

Average shares outstanding             511,090   439,854   499,430   371,565

Net effect of dilutive stock options     3,134     1,888     3,134     1,888
                                       -------   -------   -------   -------

Diluted shares                         514,224   441,742   502,564   373,453

Net income                             158,893   101,626   451,500   239,268

Per share amount                          0.31      0.23      0.90      0.64

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